Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DiaMedica Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting Common Shares, no par value per share	457(c) and 457(h)	325,000(2)	$3.38(3)	$1,098,500	$92.70 per $1,000,000	$101.83
Equity	Voting Common Shares, no par value per share	457(c) and 457(h)	675,000(4)	$2.51(5)	$1,694,250	$92.70 per $1,000,000	$157.06
Total Offering Amounts					$2,792,750		$258.89
Total Fee Offsets							$0.00
Net Fee Due							$258.89

(1)

The DiaMedica Therapeutics Inc. 2021 Employment Inducement Incentive Plan (the Plan) authorizes the issuance of not more than 1,000,000 voting common shares, no par value per share, of the registrant (Common Shares), all of which are being registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (Securities Act), this registration statement will also cover any additional Common Shares that become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding Common Shares.

(2)

Represents 325,000 Common Shares subject to outstanding option awards granted under the Plan. To the extent any such Common Shares subject to awards outstanding under the Plan are terminated, expire or lapse for any reason without delivery of Common Shares, such Common Shares will become available for future issuance under the Plan. See footnote 4 below.

(3)

With respect to Common Shares subject to outstanding stock options granted under the Plan, estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.38 per share for such outstanding stock options granted under the Plan.

(4)

Represents 675,000 Common Shares available for future issuance under the Plan. To the extent outstanding option awards granted under the Plan are terminated, expire or lapse for any reason and are not issued under the Plan, the Common Shares subject to such option awards will become available for future issuance under the Plan.

(5)

With respect to shares of Common Stock available for future issuance under the Plan, estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h)(1) and (c) under the Securities Act on the basis of the average of the high and low sales prices of the Common Shares, as reported by The Nasdaq Capital Market on March 8, 2022.